Exhibit 10.15

31 December 2003

Appendix to the Agreement between Baby's Breath and Supergum Ltd

Asher Amado who brought about the connection between the companies, will as agreed receive 6% of the amount invested in the company, according to the advancement of the investment, in cash or in infrastructure as approved 14 days from transfer of the monies or registering of the investment.

Asher Amado will receive 2.5% of the company shares on the investment in the company and receipt of the shares by Supergum Ltd.

It is agreed between the parties that the shares that Asher Amado will receive will be property shares only that will entitle Asher Amado to receive his share of dividend allocations.

The shares that Asher will receive will be divided equally between Baby's Breath and Supergum.

In any event, the ownership of the new company established will be 50% to each party.

Sincerely,

/s/ Avraham Afori
Avraham Afori
Chairman of the Board of Directors